Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SB/RH Holdings, LLC:

We consent to the use of our report dated November 16, 2017, with respect to the consolidated statements of financial position of SB/RH Holdings, LLC and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 20, 2017